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                                                                      EXHIBIT 11

                   MOHAWK INDUSTRIES, INC.  AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


NOTE: Earnings per share are presented in accordance with Regulation S-K, Item
      601(b)(11) and FAS No. 128. All share and per share amounts reflect a 3-for-2 stock split.

                                             Three Months Ended
                                       -------------------------------
                                        March 28,            March 29,
                                           1998                 1997
                                        -------------      ------------


Net earnings                            $     14,737             8,547
                                        =============      ============

Weighted-average common
 and dilutive potential
 common shares outstanding:

    Weighted-average common                   52,216            51,779
     shares outstanding

    Add weighted-average dilutive
     potential common shares - options
     to purchase common shares, net              711               535
                                        -------------      ------------


Weighted-average common and
 dilutive potential
 common shares outstanding                    52,927            52,314
                                        =============      ============


Basic earnings per share                $       0.28              0.17
                                        =============      ============

Diluted earnings per share              $       0.28              0.16
                                        =============      ============